EXHIBIT 16.3
August 7, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Cygnus Oil and Gas Corporation
We have read the statements that Cygnus Oil and Gas Corporation has included under Item 4.01 of the Form 8-K and Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding such disclosures and our firm.
Sincerely,
/s/ UHY LLP
Houston, Texas